Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CenterState Banks of Florida, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-62704, 333-62706 and 333-117591) on Form S-8, (No. 333-125070) on Form S-3, and (No. 333-131033 and 333-140029) on Form S-4 of CenterState Banks of Florida, Inc., of our report dated March 10, 2006, with respect to the consolidated balance sheet of CenterState Banks of Florida, Inc. as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, which report is included herein.

/s/ KPMG

Tampa, Florida
March 12, 2007
Certified Public Accountants